Exhibit 99.1

Apco Oil and Gas
International Inc.

Nasdaq: APAGF

Date: Nov. 6, 2009

Apco Reports Third-Quarter 2009 Results

TULSA, Okla. – Apco Oil and Gas International Inc. (NASDAQ:APAGF) today announced that for the three and nine-month periods ended Sept. 30, 2009, it generated unaudited net income attributable to Apco of $6.3 million and $16.7 million, or $0.21 and $0.57 per share, compared with net income of $5.7 million and $19.4 million for the comparable periods in 2008.

The quarter-to-quarter increase in net income is due to higher operating revenues and lower exploration expense which combined to more than offset increases in other operating costs including depreciation expense, provincial production taxes, other operating expense and lower investment income.

Apco’s operating revenues increased by $1.4 million in third-quarter 2009 compared with the same period a year ago. Revenues during the 2009 quarter were higher due to the benefits of increased oil, natural gas and LPG sales volumes and higher natural gas sales prices which were offset by lower average oil and LPG sales prices.

Total sales volumes of 641,588 barrels of oil equivalent (BOE) for the quarter applicable to Apco’s consolidated interest was 18 percent above the comparable 544,019 BOE in the third quarter of 2008.

Oil sales volumes increased 10 percent during the quarter, reflecting continued successful drilling in the Neuquén basin properties and increased condensate production associated with greater natural gas production.

Natural gas sales volumes increased 32 percent due to well connections and production facility enhancements in the Tierra del Fuego properties that allowed for greater volumes of gas to be delivered compared to the prior-year quarter.

Total costs and operating expenses in the third quarter of 2009 were relatively flat compared with the same period a year ago. The decrease reflects lower exploration activity including the absence of $2.1 million in exploration expenses for dry-hole and seismic expense recorded in third-quarter 2008.

Lower exploration expenses offset the combination of higher depreciation, depletion and amortization expense, increased provincial production taxes, greater foreign exchange losses and increased other operating expense for the quarter.

Additionally, Apco experienced lower equity income from its 40.803 percent interest in Petrolera Entre Lomas S.A. (“Petrolera”). Petrolera’s net income was lower primarily due to greater operating costs and expenses attributable to operations in the Entre Lomas and Bajada del Palo concessions.

Total sales volumes applicable to Apco’s equity interest were 488,878 BOE, reflecting a three percent increase compared to 475,424 BOE in the prior-year quarter. On a BOE basis, a six percent increase in oil sales volumes during the quarter was partially offset by lower natural gas and LPG volumes.

The $2.6 million decrease in net income for the first nine months of 2009, compared with the same period in 2008, is the result of higher costs and expenses, lower investment income and a decrease in average oil and LPG prices. These factors combined to more than offset the benefit of increases in oil and natural gas sales volumes.

Total sales volumes applicable to Apco’s consolidated interest of 1.8 million BOE for the first nine months of 2009 increased 13 percent compared to 1.6 million BOE in the third quarter of 2008. Oil sales volumes increased nine percent and natural gas volumes were up by 19 percent year-to-date due to the same factors that affected the quarter variances.

For the first nine months of 2009, total investment income decreased by $2.1 million due to lower interest and other income and lower equity income from Argentine investments. Year-to-date, total sales volumes applicable to Apco’s equity interest of 1.5 million BOE increased seven percent compared to 1.4 million BOE in the prior-year.

2009 Capital Program

During the first nine months of 2009, capital expenditures of $13 million have been invested primarily for development drilling in the Entre Lomas and Bajada del Palo concessions, along with a seventh productive well in the Agua Amarga exploration permit.

“Successful drilling in our Neuquén basin properties, including our first horizontal well in the Bajada del Palo concession, continues to provide increased oil volumes,” said Thomas Bueno, Apco’s president and chief operating officer.

“The addition of the Agua Amarga and Bajada del Palo properties has allowed our technical staff to apply lessons learned in Entre Lomas to new areas that are providing significant contributions to increased oil volumes,” Bueno added.

Apco Oil and Gas International Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)
	2009	2008
Three months ended September 30

Operating revenue	19,059	17,675

Costs and operating expenses	14,701	14,818

Investment income	3,585	4,151

Net income	6,319	5,727

Per share	0.21	0.19

	2009	2008
Nine months ended September 30

Operating revenue	52,134	50,780

Costs and operating expenses	40,871	39,592

Investment income	10,359	12,420

Net income	16,731	19,368

Per share	0.57	0.66

About Apco (NASDAQ:APAGF)
Apco is an international oil and gas exploration and production company with interests in seven oil and gas concessions and one exploration permit in Argentina. More information is available at www.apcooilandgas.com. Go to http://www.b2i.us/irpass.asp?BzID=1671&to=ea&s=0 to join our e-mail list.

Contact:	Kelly Swan
Media Relations
(918) 573-4944
Thomas Bueno
Investor Relations
(918) 573-2570

Apco’s reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar expressions. These statements are based on our present intentions and our assumptions about future events and are subject to risks, uncertainties, and other factors. In addition to any assumptions, risks, uncertainties or other factors referred to specifically in connection with such statements, other factors not specifically referenced could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others:

•	availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	inflation, interest rates, fluctuation in foreign currency exchange rates, and general economic conditions (including the current economic slowdown and the disruption of credit markets and the impact of these events on our customers and suppliers);

•	the strength and financial resources of our competitors;

•	development of alternative energy sources;

•	the impact of operational and development hazards;

•	costs of, changes in, or the results of laws, government regulations (including proposed climate change legislation), environmental liabilities and litigation;

•	political conditions in Argentina and other parts of the world;

•	the failure to renew participation in hydrocarbon concessions granted by the Argentine government on reasonable terms;

•	risks associated with future weather conditions;

•	acts of terrorism; and

•	additional risks described in our filings with the Securities and Exchange Commission.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change. Such changes in our intentions may also cause our results to differ. We disclaim any obligation to and do not intend to publicly update or revise any forward-looking statements or changes to our intentions, whether as a result of new information, future events or otherwise.

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